Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
RECEIVABLES SALE AND CONTRIBUTION AGREEMENT
This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, dated as of October 24, 2017 (this “Amendment”), is entered into by and among the following parties:
(a)SPRINT SPECTRUM L.P., as initial Servicer (the “Servicer”);

(b)THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “SPEs” (the “SPEs”); and

(c)THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “Originators” (the “Originators”).

Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Receivables Sale and Contribution Agreement (as defined below).
RECITALS
WHEREAS, the parties hereto entered into that certain Second Amended and Restated Receivables Sale and Contribution Agreement, dated as of November 19, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale and Contribution Agreement”);
WHEREAS, concurrently herewith, the SPEs, the Servicer, the various purchasers and purchaser agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as SCC administrative agent party thereto, SMBC Nikko Securities America, Inc., as lease administrative agent, and Mizuho Bank, Ltd. as collateral agent and as ISC administrative agent, are entering into that certain Third Amendment to the Receivables Purchase Agreement (the “Third Amendment to the RPA”);
WHEREAS, the parties to the Receivables Sale and Contribution Agreement desire to amend the Receivables Sale and Contribution Agreement on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendments to the Receivables Sale and Contribution Agreement. The Receivables Sale and Contribution Agreement is hereby amended to reflect the marked changes shown on Exhibit A hereto.

2. Representations and Warranties. Each Person hereto hereby represents and warrants as of the date hereof as follows:

(a)Representations and Warranties. The representations and warranties made by it in the Receivables Sale and Contribution Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Receivables Sale and Contribution Agreement as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Receivables Sale and Contribution Agreement as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with their respective terms.

(c)No Termination Events. After giving effect to this Amendment and the transactions contemplated hereby, no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event exists or shall exist.

3. Entire Agreement. Except as otherwise amended hereby, all of the other terms and provisions of the Receivables Sale and Contribution Agreement are and shall remain in full force and effect and the Receivables Sale and Contribution Agreement, as amended and supplemented by this Amendment, is hereby ratified and confirmed by the parties hereto. After this Amendment becomes effective, all references in the Receivables Sale and Contribution Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Sale and Contribution Agreement shall be deemed to be references to the Receivables Sale and Contribution Agreement as amended by this Amendment. This Amendment contains the entire understanding of the parties with respect to the provisions of the Receivables Sale and Contribution Agreement amended and supplemented hereby and may not be modified except in writing signed by all parties. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Sale and Contribution Agreement other than as set forth herein.

4. Effectiveness. This Amendment shall become effective as of the date hereof upon:

(a)receipt by the Collateral Agent and each Administrative Agent of duly executed counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto; and

(b)the effectiveness of the Third Amendment to the RPA in accordance with its terms.

5. Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

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6. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Receivables Sale and Contribution Agreement, as applicable.

7. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Sale and Contribution Agreement or any provision hereof or thereof.

8. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and permitted assigns.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

SPRINT SPECTRUM L.P., as Servicer

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM L.P.
SPRINTCOM, INC.
SPRINT TELEPHONY PCS, LLC, each as Originator

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

Second Amendment

SFE 1, LLC
SFE 2, LLC
SFE 3, LLC, each as an SPE

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Treasurer

Second Amendment

ACKNOWLEDGED AND AGREED TO
as of the date first above written:

SPRINT CORPORATION

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Treasurer

Second Amendment

EXHIBIT A
(marked pages)

Exhibit A

Second Amendment

Conformed copy for attachment to Second Amendment, dated
October 24, 2017

______________________________________________________________________________________________________

SECOND AMENDED AND RESTATED RECEIVABLES SALE AND CONTRIBUTION AGREEMENT
dated as of November 19, 2015
between
SPRINT SPECTRUM L.P.,
as an Originator and as Servicer
and the
OTHER ORIGINATORS FROM TIME TO TIME PARTY HERETO,
as Originators
and
THE SPES FROM TIME TO TIME PARTY HERETO,
as Buyers and Contributees

______________________________________________________________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND RELATED MATTERS .....................................................1

SECTION 1.1	Defined Terms .........................................................................................1

SECTION 1.2	Other Interpretive Matters .....................................................................................2

ARTICLE II	AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE .........................2

SECTION 2.1	Purchase, Sale and Contribution .............................................................2

SECTION 2.2	Timing of Purchases ................................................................................3

SECTION 2.3	Purchase Price and Contribution .............................................................3

SECTION 2.4	No Recourse or Assumption of Obligations ............................................4

SECTION 2.5	Assignment and Assumption of Related Lease Contract Obligations .....4

ARTICLE III	ADMINISTRATION AND COLLECTION .......................................................4

SECTION 3.1	Sprint Spectrum to Act as Servicer, Contracts ........................................4

SECTION 3.2	Deemed Collections ................................................................................5

SECTION 3.3	Actions Evidencing Purchases ................................................................7

SECTION 3.4	Application of Collections ......................................................................8

SECTION 3.5	Lease Upgrade Program ..........................................................................8

ARTICLE IV	REPRESENTATIONS AND WARRANTIES ....................................................9

SECTION 4.1	Mutual Representations and Warranties ..................................................9

SECTION 4.2	Additional Representations and Warranties of the Originators .............10

ARTICLE V	GENERAL COVENANTS ...............................................................................14

SECTION 5.1	Mutual Covenants ..................................................................................................14

SECTION 5.2	Additional Covenants of the Originators ..............................................14

SECTION 5.3	Reporting Requirements .......................................................................17

SECTION 5.4	Negative Covenants of Each Originator ...............................................19

SECTION 5.5	Collections Outside the Lockbox Accounts ..........................................22

SECTION 5.6	Excluded Originator ..............................................................................23

ARTICLE VI	TERMINATION OF PURCHASES .................................................................24

SECTION 6.1	Voluntary Termination ..........................................................................24

SECTION 6.2	Automatic Termination .........................................................................24

ARTICLE VII	INDEMNIFICATION .......................................................................................24

SECTION 7.1	Each Originator’s Indemnity .................................................................24

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TABLE OF CONTENTS
(continued)

Page

SECTION 7.2	Contribution ...........................................................................................27

ARTICLE VIII	MISCELLANEOUS ..........................................................................................27

SECTION 8.1	Amendments, etc ...................................................................................27

SECTION 8.2	No Waiver; Remedies ............................................................................27

SECTION 8.3	Notices, Etc ............................................................................................27

SECTION 8.4	Binding Effect; Assignment ...................................................................28

SECTION 8.5	Survival ..................................................................................................28

SECTION 8.6	Costs and Expenses ...............................................................................28

SECTION 8.7	Execution in Counterparts; Integration ..................................................29

SECTION 8.8	Governing Law ......................................................................................29

SECTION 8.9	Waiver of Jury Trial ...............................................................................29

SECTION 8.10	Consent to Jurisdiction; Waiver of Immunities .....................................29

SECTION 8.11	Confidentiality .......................................................................................30

SECTION 8.12	No Proceedings ......................................................................................30

SECTION 8.13	No Recourse Against Other Parties .......................................................30

SECTION 8.14	Grant of Security Interest ......................................................................30

SECTION 8.15	Severability ............................................................................................30

SECTION 8.16	Restatement; No Novation .....................................................................30
ANNEX 1        UCC Details Schedule
ANNEX 2        Notice Information
ANNEX 3        Related Originators; Related SPEs; Initial Capital Contributions

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SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
This SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of November 19, 2015 (this “Agreement”), is among SPRINT SPECTRUM L.P., a Delaware limited partnership (“Sprint Spectrum”), as an originator and as initial servicer (in such capacity, the “Servicer”), THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS ORIGINATORS (together with Sprint Spectrum, the “Originators” and each, an “Originator”), and THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS SPEs (the “SPEs” and each, a “SPE”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1    Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Appendix A to the Second Amended and Restated Receivables Purchase Agreement, dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among the SPEs, as sellers, the Servicer, the Conduit Purchasers, Committed Purchasers and Purchaser Agents from time to time party thereto, Mizuho Bank, Ltd. (“Mizuho”), as the Collateral Agent, Mizuho, as the ISC Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the SCC Administrative Agent, and SMBC Nikko Securities America, Inc. (“SMBCSI”), as Lease Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Contract” means with respect to a Receivable, a contract (including any purchase order or invoice) between any Originator (or an ISC Dealer with respect to an ISC Contract) and an Obligor pursuant to which such Receivable arises or which evidences such Receivable. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises.
“Excluded Receivable” means any SCC Receivable or Lease Receivable that is (i) more than 90 days past due or (ii) is at risk of imminent write-off as determined by the Servicer in accordance with the Credit and Collection Policy as of the Closing Date.
“Originator Indemnified Party” is defined in Section 7.1.
“Preferred Membership Interest” means the preferred membership interest issued by each SPE to its Related Originators.
“Receivable” has the meaning set forth in the Receivables Purchase Agreement; provided, however that, solely for purposes of this Agreement, no Excluded Receivable shall constitute a “Receivable”.

“Related Assets” means (a) with respect to any Receivable, (i) all security interests, hypothecations, reservations of ownership, liens or other adverse claims and property subject thereto from time to time purporting to secure payment of such Receivable, including pursuant to the Contract pursuant to which such Receivable was originated, together with all financing statements, registrations, hypothecations, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable, if any, (ii) in respect of any ISC Pool Receivable, (1) all interest in any devices (including any such device which is or may become an ISC Surrendered Device in respect of an ISC Pool Receivable which constituted an ISC Upgradeable Receivable) relating to any Contract giving rise to such ISC Pool Receivable and (2) the applicable Originator’s rights under the related ISC Dealer Agreement relating to the assignment or transfer of the ISC Dealer Contract and ISC Dealer Receivable, (iii) in respect of any Lease Receivable, all interest in the Lease Contract giving rise to such Lease Receivable including the right to terminate such Lease Contract in accordance with the early termination provisions thereof if the Servicer or its Affiliates discontinue the leasing program for Lease Devices and (iv) all guarantees, insurance policies and other agreements or arrangements of whatsoever character from time to time supporting such Receivable whether in connection with the Contract pursuant to which such Receivable was originated, including any obligation of any party under the Transaction Documents to promptly deposit amounts received in respect of Collections to an account, (b) all Collections in respect of, and other proceeds of, the Receivables, (c) all rights and remedies (but none of the obligations) of the Originators, as applicable, under this Agreement and any other rights or assets pledged, sold or otherwise transferred to the SPEs hereunder and (d) all the products and proceeds of any of the foregoing; provided, however, that Related Assets shall not include the Lease Devices; provided, that the term “Related Assets” in respect of any ISC Dealer Receivable shall not include any of the Originators’ rights under the ISC Dealer Agreements other than the right to enforce the assignment or transfer of the ISC Dealer Contracts and ISC Dealer Receivables nor any obligations under the related ISC Dealer Agreement or otherwise relating thereto, including the obligation to pay the related Amount Financed Value or purchase price relating to such ISC Dealer Contract and ISC Dealer Receivable, which shall remain vested in the applicable Originator.
“Related Originator” means, with respect to any SPE, the Originator or Originators identified as such on Annex 3.
“Related SPE” means, with respect to any Originator, the SPE identified as such on Annex 3.
SECTION 1.2    Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to part (B) of Appendix A to the Receivables Purchase Agreement.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1        Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, (a) hereby sells or contributes, as applicable, to its Related SPE, and each SPE hereby purchases or acquires from its Related Originator, all of such Related Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now existing or hereafter arising, acquired, or originated and (b) hereby absolutely assigns by way of capital contribution to its Related SPE, and each SPE hereby accepts such capital contribution and acquires from its Related Originator, all of such Related Originator’s right, title and interest in, to and under the Lease Devices. For the avoidance of doubt, the Originators are not hereby selling, contributing, pledging or otherwise assigning any Excluded Receivables,

SECTION 2.2    Timing of Purchases and Contributions. All Receivables existing at the opening of each Originator’s business on the Closing Date are hereby sold or contributed, as applicable, to its Related SPE on such date in accordance with the terms hereof. On and after the Closing Date until the Purchase Termination Date, each Receivable shall be deemed to have been sold or contributed by each Originator to its Related SPE immediately (and without further action by any Person) upon the creation or acquisition of such Receivable. The Related Assets with respect to each Receivable shall be sold or contributed at the same time as such Receivable, whether such Related Assets exist at such time or arise, are acquired or are originated thereafter. The Lease Device with respect to each Lease Receivable shall be contributed at the same time as the sale and/or contribution of the Lease Receivables arising under the related Lease Contract.

SECTION 2.3    Purchase Price and Contribution.

(a) The purchase price (“Purchase Price”) for the Receivables and the Related Assets shall be an amount equal to the fair market value of the Receivables and the Related Assets (taking into account a discount for the time value of money, historic and expected losses and the Originators’ obligations pursuant to Section 3.2), which shall initially be 99.75% of the Unpaid Balance of the Receivables (except with respect to Lease Receivables and Related Assets, for which the Purchase Price shall be 95.00% of the Unpaid Balance of the Lease Receivables), or as otherwise agreed to by each Originator and its Related SPE at the time of the purchase or acquisition. The conveyance of the Lease Devices shall be in the form of a capital contribution. To the extent the value of a Receivable and Related Assets exceeds the Purchase Price, such excess shall be deemed a capital contribution to the equity of the Related SPE by the applicable Originator.

(b)[Reserved]

(c)Each SPE shall pay the Purchase Price due to its Related Originator on any day, in the case of Receivables and Related Assets, in immediately available funds; provided, however, to the extent that an SPE does not have sufficient funds available to pay in full such Purchase Price as of the date of its conveyance hereunder, the remaining portion of the Purchase Price shall be deferred until such time as the SPE obtains such available funds, and the Related Originator’s recourse to SPE for such deferred portion of the Purchase Price shall be limited to such available funds; provided, however, that if any such deferred portion has not been paid by the SPE on the date that is ninety (90) days following the sale of the related Receivables hereunder, the Related Originator shall be deemed to have made a capital contribution to the SPE in the amount of such unpaid deferred portion.

(d)Although the Purchase Price for each Receivable (together with the Related Assets, as applicable) coming into existence after the Closing Date shall be due by the applicable SPE to its Related Originator on the date such Receivable comes into existence and is sold, transferred or contributed to the Related SPE, and such Purchase Price shall be made as provided in this Section 2.3, final settlement of the Purchase Price from each SPE to its Related Originator shall be effected on a monthly basis on each Settlement Date with respect to all Receivables coming into existence during the calendar month preceding such Settlement Date and based on the information contained in the Information Package delivered by Servicer pursuant to the Receivables Purchase Agreement for the calendar month then most recently ended. On each Settlement Date, each SPE and its Related Originator (or the Servicer on their behalf) shall cause a reconciliation to be made in respect of all purchases that shall have been made during the calendar month then most recently ended. Although such reconciliation shall be effected on Settlement Dates, increases or decreases in any contribution of capital by any Originator to its Related SPE made pursuant to this Section shall be deemed to have occurred and shall be effective as of the date that the related Receivables came into existence.

SECTION 2.4    No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale or contribution, as applicable, of Receivables, Related Assets and Lease Devices under this Agreement shall be without recourse to any Originator. It is the express intent of each of the parties hereto that the transactions hereunder shall constitute absolute and irrevocable true sales or valid contributions, as applicable, of Receivables, Related Assets and Lease Devices by each Originator to its Related SPE (such that the Receivables, Related Assets and Lease Devices, other than those repurchased by the Originators pursuant to the terms hereof, would not be property of any Originator’s estate in the event of any Originator’s bankruptcy).

Except as set forth below in Section 2.5, none of the SPEs, the Administrative Agents, the Collateral Agent, the Purchasers or the other Affected Parties shall assume any obligation or liability in connection with any Receivables, Related Assets or Lease Devices, nor shall any SPE, any Administrative Agent, the Collateral Agent, any Purchaser or the other Affected Parties have any obligation or liability to any Obligor or other customer or client of any Originator or any ISC Dealer (including any obligation to perform any of the obligations of any Originator any ISC Dealer under any Receivables, Related Assets or Lease Devices).
SECTION 2.5    Assignment and Assumption of Related Lease Contract Obligations. For the purposes of this Agreement, (x) all contributions of contractual and other rights of Originators in connection with Lease Devices and Lease Contracts shall be deemed to be absolute and irrevocable assignments thereof and (y) all acquisitions of contractual obligations under Lease Contracts by SPEs shall be deemed to be assumptions thereof. Subject to the SPEs’ rights of further assignment under the Receivables Purchase Agreement, from and after each date of conveyance of a Lease Contract hereunder (i) the SPEs shall have assumed the rights and obligations of the Originators under the Lease Contracts as lessors thereunder and (ii)

each Originator shall relinquish its rights and be released from its obligations under the Lease Contracts.

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1    Sprint Spectrum to Act as Servicer, Contracts. (a) Sprint Spectrum shall be responsible for the servicing, administration and collection of the Receivables, Related Assets and Lease Devices for the benefit of each SPE and for the benefit of each Administrative Agent (as SPEs’ assignee) on behalf of the Purchasers, and the Collateral Agent, all on the terms set out in (and subject to any rights to terminate Sprint Spectrum as Servicer and appoint a successor Servicer pursuant to) the Receivables Purchase Agreement.

(b)    Each SPE and each Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of such SPE or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any Collections and any checks, instruments, writing, other proceeds of the Receivables or other right of any kind held or transmitted by such SPE or such Originator or transmitted or received by such SPE or such Originator in connection with any Receivables, Related Assets and Lease Devices (including under the related Records).

(c)    Subject to Section 2.5 with respect to Lease Contracts, each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by the SPEs, the Servicer, the Collateral Agent, each Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve any Originator from such obligations.

(d)    The Servicer agrees, on behalf of each SPE but subject to the terms of the Receivables Purchase Agreement, to exercise the rights and obligations of the SPEs as lessor under the Lease Contracts.

SECTION 3.2    Deemed Collections. (a) If on any day:

(i)    the Unpaid Balance of any Receivable originated by any Originator (or assigned or transferred to an Originator from an ISC Dealer with respect to any ISC Dealer Receivable) is:

(A)    reduced or cancelled as a result of Dilution; and
(B)    less than the amount included in calculating the Net Portfolio Balance in respect of any Receivable Pool for purposes of any Information Package (for any reason other than as a result of such

Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Receivable);
(ii)    any Receivable (or the terms of any related Contract governing such Receivable) is extended, amended, waived or otherwise modified (except as expressly permitted under Section 8.2(b) of the Receivables Purchase Agreement);

(iii)    the due date for payment of any Pool Receivable is extended to a date that is more than 30 days after such Pool Receivable’s original due date;

(iv)    there is discovered a breach of any of the representations or warranties of any Originator set forth in Section 4.2(p) with respect to any Receivable as of the date of its transfer hereunder; or

(v)    during a Settlement Period, any SCC Receivable or Lease Receivable becomes an Aged Receivable, but only to the extent that the aggregate Unpaid Balance of all Receivables that became Aged Receivables during such Settlement Period does not exceed 8.00% of the aggregate initial Unpaid Balance of Receivables relating to the SCC Receivable Pool or the Lease Receivable Pool, as applicable, conveyed hereunder during such Settlement Period;

then, on such day, the Originator that originated such Receivable (or was assigned or transferred such Receivable from an ISC Dealer with respect to any ISC Dealer Receivable) or that made such representation or warranty, as the case may be, (or in the case of (i), (ii) or (iii) above with respect to a Lease Receivable, the Servicer) shall be deemed to have received a Collection of such Receivable:
(1)in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Receivable in calculating the applicable Net Portfolio Balance or, with respect to clauses (ii) and (iii) above, in the amount that such extension, amendment, modification or waiver affects the Unpaid Balance of the related Receivable in the sole determination of the applicable Administrative Agent, as applicable;

(2)in the case of clause (iv) above, in the amount of the entire Unpaid Balance of the relevant Receivable or Receivables (as determined immediately prior to the applicable event); or

(3)in the case of clause (v) above, in the amount of the entire Unpaid Balance of the relevant Aged Receivable and the related SPE shall, if so requested by the Originator, convey to the Originator such Aged Receivables on such day and prior to their being written off as uncollectible; provided, however, that no such conveyance by the SPE shall occur unless such Receivable has been repurchased by the SPE from the Collateral Agent pursuant to Section 1.4 of the Receivables Purchase Agreement.

Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”. Notwithstanding anything to the contrary set forth herein or any Transaction Documents (including, without limitation, Sections 3.2(a)(ii), 7.3(b), 7.6(a), 7.6(b) and 8.2(b) in the Receivables Purchase Agreement), neither the Servicer nor any Originator shall permit any Obligor with respect to an ISC Receivable or a Lease Receivable to extend, amend, terminate, waive or otherwise modify the related ISC Contract, the related Lease Contract, the ISC Upgrade Program or the Lease Upgrade Program in a manner that reduces the Unpaid Balance of such ISC Receivable or such Lease Receivable unless prior to any such extension, amendment, termination, waiver or modification a corresponding Deemed Collection payment equal to the amount of such reduction in respect of the related Pool Receivable is made in connection therewith.
(b)    Not later than the first Business Day after any Originator is deemed to have received a Deemed Collection pursuant to Section 3.2(a)(i)-(iv), such Originator shall transfer an amount equal to such Deemed Collection to its Related SPE in immediately available funds for application in accordance with the Receivables Purchase Agreement. Deemed Collections under Section 3.2(a)(v) with respect to Aged Receivables shall be settled on the first Settlement Date to occur after the end of such Settlement Period through a dollar-for-dollar decrease in (i) deferred payments of the Purchase Price otherwise payable hereunder, (ii) distributions in respect of the Originator’s equity in the related SPE and/or (iii) in the cash portion of the Purchase Prices for Receivables sold hereunder.

SECTION 3.3    Actions Evidencing Purchases and Contributions. (a) On and following the Closing Date, each Originator and the Servicer shall mark its accounting records evidencing Receivables, Contracts, ISC Dealer Agreements, and Lease Devices in a form acceptable to Related SPE, the Collateral Agent and the Administrative Agents, evidencing that the Receivables, Contracts and Lease Devices have been transferred to the Related SPE in accordance with this Agreement, and none of the Originators or Servicer shall change or remove such mark without the consent of the SPEs, the Collateral Agent and each Administrative Agent. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the SPEs, the Collateral Agent, any Administrative Agent or any of their respective designees may reasonably request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or the transfer or assignment of ISC Dealer Contracts and the related ISC Dealer Receivables from the applicable ISC Dealer to the applicable Originator, or to enable the SPEs, the Collateral Agent and the Administrative Agents to exercise or enforce any of their respective rights with respect to the Receivables, Related Assets and Lease Devices. Without limiting the generality of the foregoing, each Originator will upon the request of the SPEs, the Collateral Agent or any Administrative Agent: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and (ii) at any time during the continuance of an Event of Termination, Collection Control Event or Non-Reinvestment Event, mark its master data processing records evidencing that the Pool Receivables have been sold in accordance with this Agreement.

(b)    Each Originator hereby authorizes the SPEs, the Collateral Agent and each Administrative Agent or their respective designees (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables, Related Assets and Lease Devices now existing or hereafter arising in the name of such Originator (including ISC Receivables and Related Assets assigned or transferred to such Originator from an ISC Dealer) and (ii) to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Receivables, Related Assets and Lease Devices.

(c)    Without limiting the generality of clause (a) above, each Originator shall authorize and deliver and file or cause to be filed appropriate continuation statements not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4    Application of Collections. Unless SPE instructs otherwise, any payment by an Obligor in respect of any Receivable shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, be applied using the same systems, practices and procedures as Servicer uses for the application of payments on all of the receivables serviced by it for itself and its Affiliates whether or not such payments are being made with respect to Receivables; provided, that, notwithstanding any election by the SPE or Obligor or any customary practices of Servicer or its Affiliates, if any Lease Upgrade Payment Amount remains due and payable with respect to any Lease Receivable relating to such Obligor, any payments by such Obligor in respect of any Lease Receivable shall be applied to the Lease Upgradeable Receivable for which such Lease Upgrade Payment Amount exists until such Lease Upgrade Payment Amount is paid in full.

SECTION 3.5    Lease Upgrade Program.

(a)        Not later than the 1st Business Day of each calendar week (the “Lease Upgrade Identification Date”), each Originator (or the Servicer on its behalf) shall (i) identify each Lease Upgrade Election for which each of the following conditions are met as of the last Business Day of the preceding calendar week: (A) the Lease Contract for the related Lease Upgraded Receivable has been (x) executed by such Obligor and (y) accepted by or behalf of the Originator or the Servicer (or any of their Affiliates) and (B) wireless voice or data service for the related upgraded Device has been activated (each such Lease Upgrade Election, a “Completed Lease Upgrade”) and (ii) determine the Lease Upgrade Payment Amounts owing with respect to each such identified Lease Upgradeable Receivable subject to a Completed Lease Upgrade.  Not later than five (5) Business Days following an Originator’s or the Servicer’s identification of a Completed Lease Upgrade, the related Originator shall pay the Lease Upgrade Payment Amount to the Related SPE by depositing (or causing the Servicer to deposit on its behalf) to a Lock-Box Account an amount in immediately available funds equal to such Lease Upgrade Payment Amount, which payment of the Lease Upgrade Payment Amount shall (and shall be deemed to) pay off and settle such Lease Upgradeable Receivable on behalf of the related Obligor; provided, however, that so long as (and only if) (i) such Lease Upgraded Receivable has been transferred to the Related SPE hereunder, (ii) if the related Lease Upgradeable Receivable was an Eligible Receivable at the time of the Lease Upgrade Election or was reported as an Eligible Receivable as of the most recent Information Package, then such Lease Upgraded Receivable is an Eligible Receivable (determined without taking into account whether or not the Applicable Cooling Off Period has passed and determined immediately after giving effect to such Originator’s performance of its obligations under this clause (a) with respect to such Lease Upgraded Receivable), (iii) such Lease Upgraded Receivable has an Unpaid Balance that is not less than the Lease Upgrade Payment Amount for the related Lease Upgradeable Receivable, (iv) no Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing and (v) the Liquidation Period has not commenced, then the Related Originator may (if it so elects) instead satisfy such obligation to pay the Lease Upgrade Payment Amount (and pay off and settle such Lease Upgradeable Receivable on behalf of the related Obligor) by netting such Lease Upgrade Payment Amount against (x) the Purchase Price otherwise payable hereunder by the Related SPE to the Related Originator for such Lease Upgraded Receivable and (y) if applicable, any unpaid Purchase Price that then remains payable by the Related SPE to the Related Originator hereunder for such Lease Upgradeable Receivable). If during the Applicable Cooling Off Period, a Lease Upgraded Receivable deemed an Eligible Receivable purchase to clause (ii) above is terminated or cancelled by the applicable Obligor, then the related Originator shall pay the related Lease Upgrade Payment Amount to the Related SPE not later than five (5) Business Days after such termination or cancellation by depositing (or causing the Servicer to deposit on its behalf) to a Lock-Box Account an amount in immediately available funds equal to such Lease Upgrade Payment Amount, which payment of the Lease Upgrade Payment Amount shall (and shall be deemed to) pay off and settle the related Lease Upgradeable Receivable on behalf of the related Obligor.

(b)    If an Originator fails to exercise either of its options or perform any of its obligations with respect to any Lease Upgradeable Receivable under clause (a) above for any reason, (i) the Originators and the Servicer shall not terminate, or waive any amounts due by the Obligor under, such related Lease Upgradeable Receivable, (ii) the Servicer, on behalf of the Related SPE, shall continue to enforce such Lease Upgradeable Receivable as property of the Related SPE, (iii) the Originators and the Servicer shall apply any payments made by such Obligor in respect of any Lease Receivable first to amounts owing (whether due or to become due) under the related Lease Upgradeable Receivable and (iv) the Originators and the Servicer agree to not create or suffer to exist any Adverse Claim on any related Lease Upgraded Receivable. At all times, each Originator shall comply with, service in accordance with, and maintain in full force and effect, the Key Lease Upgrade Provisions.

(c)    Upon any Event of Bankruptcy with respect to any Originator or any Sprint Party, the Originators and Servicer shall terminate the Lease Upgrade Program and cease permitting Obligors to make Lease Upgrade Elections. To the extent any Lease Upgrade Election has been made and the related Obligor satisfies all of the terms and conditions of the Lease Upgrade Program and (x) the related Originator (or its designee) fails to pay in full the required Lease Upgrade Payment Amount and (y) Sprint Corporation fails to pay in full the required Lease Upgrade Payment Amount as set forth in the Performance Support Agreement, each Originator shall terminate the Lease Upgrade Program and cease permitting Obligors to make Lease Upgrade Elections within three (3) Business Days after the date Sprint Corporation received notice from the Collateral Agent or any Administrative Agent that a Lease Upgrade Payment Amount was due and payable under the Performance Support Agreement.

(d)    To the extent any Lease Upgrade Payment Amount due hereunder is paid by Sprint Corporation under the Performance Support Agreement, the Originator which owed such amount agrees to reimburse Sprint Corporation in cash for such Lease Payment Amount,  and  assign to Sprint Corporation such Originator’s interest in the returned Lease Device, and if not otherwise assigned to the Related SPE, the Lease Upgraded Receivable and Related Lease Device. Such Originator grants to Sprint Corporation a security interest in the returned Lease Device and the Lease Upgraded Receivable and Related Lease Device to the extent permitted under all agreements to which Sprint Corporation and its affiliates are a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1    Mutual Representations and Warranties. Each Originator represents and warrants to the SPEs, and each SPE represents and warrants to the Originators, as of the date hereof and as of each date in which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)    Organization and Good Standing. It has been duly organized in, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Qualification. It is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement, the other Transaction

Documents to which it is a party in any capacity and the ISC Dealer Agreements to which it is a party, and (B) carry out the terms of and perform its obligations under the Transaction Documents and the ISC Dealer Agreements applicable to it, and (ii) has duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, the execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party and the ISC Dealer Agreements to which it is a party.

(d)    Binding Obligations. This Agreement constitutes, and each ISC Dealer Agreement and each other Transaction Document to be signed by such party when duly executed and delivered will constitute, a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)    No Violation. The consummation of the transactions contemplated by this Agreement, the other Transaction Documents and the ISC Dealer Agreements and the performance by it of the terms hereof and thereof will not, (i) violate or result in a default under, (A) its articles or certificate of incorporation, by‑laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, as applicable, or (B) in the context of the transactions contemplated by this Agreement, the other Transaction Documents and the ISC Dealer Agreements, any material indenture, agreement or instrument binding on it, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement or instrument except for any Adverse Claim that could not reasonably be expected to have a Material Adverse Effect, or (iii) violate in any material respect any Law applicable to it or any of its properties.

(f)    Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.

(g)    No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its actual knowledge, threatened against or affecting it (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) seeking to prevent the servicing of the Receivables by it or the consummation of the purposes of this Agreement, any of the other Transaction Documents, or any ISC Dealer Agreement or (iii) that involve this Agreement, any other Transaction Document or any ISC Dealer Agreement (to the extent involving any ISC Dealer Agreement, are related to the ISC Dealer Contracts or ISC Dealer Receivables and the payment , assignment or transfer thereof).

(h)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement, any other Transaction

Document or any ISC Dealer Agreement or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in such Transaction Documents and filings with the SEC to the extent required by applicable Law.

(i)    Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by an Originator to an SPE under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and such SPE and (ii) made in the ordinary course of business or financial affairs of such Originator and such SPE.

SECTION 4.2    Additional Representations and Warranties of the Originators. Each Originator represents and warrants to SPEs as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder (except for the representation in clause (k) below, which is made only as of the date hereof), as follows:

(a)    Valid Sale or Contribution. This Agreement constitutes a valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by it (or assigned or transferred to it by an ISC Dealer with respect to any ISC Dealer Receivables) and the Related Assets and Lease Devices, to its Related SPE, or alternatively a grant of a valid security interest in such Receivables and Related Assets and Lease Devices, to its Related SPE, enforceable against creditors of, and purchasers from it.

(b)    Use of Proceeds. The use of all funds obtained by it under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.

(c)    Quality of Title. Prior to its sale or contribution to its Related SPE hereunder, each Receivable, together with the Related Assets, and any related Lease Device is owned by it free and clear of any Adverse Claim (other than Permitted Adverse Claims and any Adverse Claims arising under any Transaction Document); with respect to any ISC Dealer Receivable, when such Receivable and the Related Assets are transferred or assigned to such Originator, such Originator shall have acquired, for fair consideration and reasonably equivalent value, all right, title and interest of the applicable ISC Dealer thereto, free and clear of any Adverse Claim (other than Permitted Adverse Claims and any Adverse Claim arising under any Transaction Document); when its Related SPE makes a purchase of or acquires such Receivable and Related Assets and any related Lease Device by contribution, such SPE shall have acquired, for fair consideration and reasonably equivalent value, all right, title and interest of such Originator thereto (and such Originator represents and warrants that it has taken all steps under the UCC necessary to transfer such good title and ownership interests in such assets), free and clear of any Adverse Claim (other than Permitted Adverse Claims and any Adverse Claim arising under any Transaction Document); and no valid effective financing statement or other instrument similar in effect covering any Receivable, any interest therein, the Related Assets and any Lease Devices is on file in any recording office, except such as may or are required to be filed (i) in favor of such Originator or its Related SPE in accordance with the Contracts or any Transaction

Document, including the Third Amendment (and assigned to the Collateral Agent), (ii) in favor of its Related SPE in accordance with this Agreement, (iii) in connection with any Adverse Claim arising solely as the result of any action taken by any Purchaser (or any assignee thereof) or by the Collateral Agent or (iv) in favor of any Purchaser or Administrative Agent in accordance with the Receivables Purchase Agreement or any Transaction Document. Without limiting the foregoing, no Chattel Paper evidencing Receivables (x) is in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and applicable SPE), the Collateral Agent or the Collateral Agent’s designee or (y) has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than an SPE or the Collateral Agent.

(d)    Financial Condition. All financial statements of Sprint Corporation and its Subsidiaries (including the notes thereto) delivered to the Collateral Agent, each Administrative Agent and each Purchaser Agent pursuant to Section 7.5(a) of the Receivables Purchase Agreement, present fairly, in all material respects, the actual financial position and results of operations and cash flows of Sprint Corporation and its Subsidiaries as of the dates and for the periods presented or provided (other than in the case of annual financial statements, in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of Sprint Corporation).

(e)    Accurate Reports. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which it represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such statement or projection) furnished or to be furnished by or on behalf of it (including Information Packages furnished by the Servicer and each report furnished pursuant to Section 3.1(a) of the Receivables Purchase Agreement) in writing (including, without limitation, by electronic delivery) to the Collateral Agent, any Administrative Agent, any Purchaser or any Purchaser Agent in connection with the Receivables Purchase Agreement, any other Transaction Document, any ISC Dealer Agreement or any amendment thereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken together with any information contained in the public filings made by Sprint Corporation with the SEC pursuant to the 1934 Act contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(f)    UCC Details. Its true legal name as registered in the sole jurisdiction in which it is organized and the jurisdiction of such organization are specified in Annex 1 and the offices where it keeps all its Records are located at the addresses specified in Schedule 6.1(l) of the Receivables Purchase Agreement (or at such other locations, notified to the Collateral Agent in accordance with Section 7.1(f) of the Receivables Purchase Agreement), in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement has been taken and completed. Except as described in Annex 1, It has never had any, trade names, fictitious names, assumed names or

“doing business as” names and is “located” in the jurisdiction specified in Annex 1 for purposes of Section 9-307 of the UCC. It is organized only in a single jurisdiction.

(g)    Lock-Box Accounts. The names and addresses of all Lock‑Box Banks, together with the account numbers of the Lock‑Box Accounts at such Lock-Box Banks, are specified in Schedule 6.1(m) of the Receivables Purchase Agreement (or have been notified to and approved by the Collateral Agent and each Administrative Agent in accordance with Section 7.3(d) of the Receivables Purchase Agreement).

(h)    Servicing Programs. No license or approval is required for the SPEs’, the Collateral Agent’s or any Administrative Agent’s use of any software or other computer program used by such Originator, the Servicer or any sub-servicer in the servicing of the Receivables originated by such Originator (or assigned or transferred to such Originator by an ISC Dealer with respect to ISC Dealer Receivables), other than under the Amdocs Sub-Servicing Agreement and those which have been obtained and are in full force and effect.

(i)    Adverse Change. (i) Since the Closing Date, there has been no material adverse change in the value, validity, collectability or enforceability of the Receivables originated by such Originator and (ii) Since June 30, 2015, there has been no Material Adverse Effect with respect to such Originator.

(j)    Credit and Collection Policies; Law. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Second Restatement Effective Date except as permitted under Sections 7.3(c) and 7.5(g) of the Receivables Purchase Agreement. It has complied with all applicable Law except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(k)    Investment Company Act. It is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, in each case, under (and as defined in) the Investment Company Act.

(l)    ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; provided, however, that the occurrence or reasonable expectation of the occurrence of any ERISA Event that could reasonably be expected to result in the imposition of a lien by the PBGC on the assets of any SPE shall be considered as reasonably expected to result in a Material Adverse Effect.

(m)    Tax Returns and Payments. It has filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except (i) for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax lien has been filed, and, to the actual knowledge of the Servicer, no claim is being asserted, with respect to any such tax or assessment.

(n)    No Event of Termination. No event has occurred and is continuing and or would result from the sale, transfer and assignment or contribution of the Receivables originated by such Originator (or assigned or transferred to such Originator by an ISC Dealer with respect to an ISC Dealer Receivable), that constitutes or may reasonably be expected to constitute an Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event.

(o)    No Sanctions. It is not a Sanctioned Person. To its knowledge after due inquiry, no Obligor was a Sanctioned Person at the time of such Originator’s origination of any Receivable owing by such Obligor. It and its Affiliates:  (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither it nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.

(p)    Eligible Receivables. Each Receivable listed as an Eligible Receivable in any Information Package or included as an Eligible Receivable in the calculation of Net Portfolio Balance for any Receivable Pool on any date is an Eligible Receivable as of the effective date of the information reported in such Information Package or as of the date of such calculation, as the case may be.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1    Mutual Covenants. At all times prior to the Final Payout Date, each SPE and each Originator shall:

(a)    Compliance with Laws, Etc. Comply with all applicable Laws, its Receivables and the related Contracts, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Preservation of Existence. Except as expressly permitted by Section 5.4(e) with respect to the Originators, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to qualify or preserve and maintain such existence, rights, franchises, privileges and qualification could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Separateness. Not take any actions inconsistent with the terms of Section 7.8 of the Receivables Purchase Agreement or any SPE’s limited liability company agreement.

SECTION 5.2    Additional Covenants of the Originators. At all times prior to the Final Payout Date, each Originator shall:

(a)    Inspections. (i) From time to time, upon reasonable prior notice, upon the reasonable request by any Administrative Agent and during regular business hours permit its Related SPE, the Collateral Agent, any Administrative Agent and the Purchaser Agents, or any of their respective agents or representatives to visit and inspect its properties, to examine and make copies of and abstracts from all Records and to discuss its affairs, finances and condition with its officers and independent accountants with respect to the Pool Receivables, the Related Assets and Lease Devices, including subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, with respect to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator, all at such reasonable times and as often as reasonably requested; provided that, information relating to the ISC Dealers will be  limited to that contained in the books and records of the Sprint Parties and the Originators and information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce the Collateral Agent’s, the Administrative Agents’, the Purchasers’ or the Purchaser Agents’ rights and remedies hereunder and in such Receivables; provided further that, unless an Event of Termination, Non-Reinvestment Event, Collection Control Event or Unmatured Event of Termination has occurred and is continuing at the time of such audit/inspection, (i) such Originator shall only be required to reimburse reasonable documented out-of-pocket costs and expenses related to one such inspection during any 12-month period, which inspection shall be requested and scheduled by the Administrative Agents acting together and (ii) the Collateral Agent, the Administrative Agents and the Purchaser Agents shall use commercially reasonable efforts to coordinate any such inspection to minimize disruptions to the Originators and avoid duplication of Originators’ actions required to comply with such inspection.

(b)    Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Receivables, Related Assets and Lease Devices in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable for (i) the collection of all Receivables, Related Assets and Lease Devices (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable received, made or otherwise processed on that day), and (ii) the identification of the portion of the Collections received from each Obligor that represent (x) Collections of an ISC Receivable from such Obligor, (y) Collections of an SCC Receivable from such Obligor and (z) Collections of a Lease Receivable from such Obligor.

(c)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts, ISC Dealer Agreements (with respect to the ISC Dealer Agreements, insofar as relevant to the assignment or transfer of, or payment for, the ISC Dealer Contracts or ISC Dealer Receivables), and the Receivables (other than obligations with respect to the Lease Contracts, which have been transferred hereunder). Except as set forth in Section 2.5, no SPE shall assume any obligation or liability with respect to any Receivables, Related Assets or the Lease Devices, nor shall any SPE be obligated to perform any of the obligations of the Originators thereunder.

(d)    Location of Records. Keep its chief executive office and principal place of business, and the offices where it keeps its Records (and any original documents relating thereto), at the address of such Originator referred to in Annex 1 or, upon thirty (30) days’ prior written notice to the Collateral Agent, each Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement shall have been taken and completed.

(e)    Credit and Collection Policies. Until such Receivable is sold or contributed to its Related SPE, comply in all material respects with its Credit and Collection Policy in regard to each Receivable, the Related Assets and Lease Devices and not agree to any material changes thereto except as expressly permitted hereunder and under the Receivables Purchase Agreement.

(f)    Collections. Except as otherwise permitted under Section 5.5 of this Agreement, instruct all Obligors to cause all Collections of Receivables, the Related Assets and Lease Devices to be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement. In the event such Originator or any of its Affiliates receives any Collections such Person will promptly (but not later than three (3) Business Days following receipt) deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement, except to the extent Servicer is permitted to commingle such Collections with its own funds pursuant to Section 1.3(a)(i) of the Receivables Purchase Agreement. The Originators shall cooperate with the SPEs and the Servicer in collecting amounts due from Obligors in respect of the Receivables. Each Originator hereby grants to the SPEs and the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any Collections and any checks, instruments or other proceeds of the Receivables held or transmitted by such Originator or transmitted or received by such

SPE (whether or not from such Originator) in connection with any Receivable transferred by it hereunder.

(g)    Agreed Upon Procedures. Cooperate reasonably with Servicer and the designated accountants for each annual agreed upon procedures report required pursuant to Section 7.5(f) of the Receivables Purchase Agreement.

(h)    Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables no less frequently than as required under the Contract related to such Receivable.

(i)    Location. Each Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States in which Article Nine of the UCC (2001 or later revision) is in effect.

(j)    Tax Matters. Each Originator shall pay all applicable taxes required to be paid by it when due and payable in connection with the transfer of the Receivables, Related Assets and Lease Devices, and acknowledges that neither the Collateral Agent, any Administrative Agent nor any Purchaser shall have any responsibility with respect thereto. Each Originator shall pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) when due and payable, except (i) such as may be paid thereafter without penalty, (ii) such as may be contested in good faith by appropriate proceeding and for which an adequate reserve has been established and is maintained in accordance with GAAP or (iii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(k)    Credit Risk Retention. (i) at all times own a net economic interest in the Pool Receivables sold or contributed by such Originator to its Related SPE hereunder in an amount at least equal to 5% of the Unpaid Balance of such Pool Receivables at such time, in the form of a first loss tranche under paragraph 1(d) of Article 405 of the CRR or in accordance with the Credit Risk Retention Rules, by holding its equity interest in its Related SPE and/or by retaining its right to receive any deferred portion of the Purchase Price for such Pool Receivables as contemplated by Section 2.3(c), (ii) not change the manner in which it retains such net economic interest, except to the extent permitted under paragraph 1 of Article 405(1) of the CRR or the Credit Risk Retention Rules, and (iii) not enter into any credit risk mitigation, short position or any other hedge with respect to such net economic interest, except to the extent permitted under paragraph 1 of Article 405(1) of the CRR or the Credit Risk Retention Rules. Each Originator shall, at all times prior to the Final Payout Date, provide to the Servicer on a monthly basis, a confirmation from such Originator as to continued compliance with the agreements stated in the preceding clauses (i), (ii) and (iii). The Originators shall cooperate with each Purchaser (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser or its Purchaser Agent) to the extent reasonably necessary to assure such Purchaser that the Originators retain credit risk in the amount and manner required by the CRR and the Credit Risk Retention Rules and to permit such Purchaser to perform its due diligence and monitoring obligations (if any) under the CRR and the Credit Risk Retention Rules; provided however, that none of the Originators or the SPEs shall be required to take actions that could cause a change in the accounting or tax treatment of the transactions contemplated by this Agreement. Each Purchaser and each Purchaser Agent is a third party beneficiary of this Section 5.2(k).

(l)    Chattel Paper. No Originator shall permit any Chattel Paper in respect of a Pool Receivable to be in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the applicable SPEs and the Collateral Agent, as assignee of such SPEs), the Collateral Agent or the Collateral Agent’s designee. No Originator (other than Sprint Spectrum, in its capacity as Servicer) shall permit any such Chattel Paper to be in its possession (or, in the case of electronic Chattel Paper, under its control).

(m)    Further Assurances. Notwithstanding anything to the contrary set forth in this Agreement, each Originator shall as soon as practicable, and in any event within 30 days, upon learning of any change in the name, identity, corporate structure, state of registration, jurisdiction of organization, chief executive office or location (as defined in Section 9-307 of the UCC) of any applicable ISC Dealer that would make any financing statement or continuation statement filed in respect of the assignment and transfers contemplated by any applicable ISC Dealer Agreement “seriously misleading” within the meaning of Sections 9-506, 9-507 or 9-508 of the UCC or any other applicable provision of the UCC, amend all previously filed financing statements with respect to such ISC Dealer, or file appropriate new financing statements and take such additional action as shall be necessary to maintain vested in such Originator and its assignees a valid, first priority perfected security interest in the applicable ISC Dealer Receivables, Related Assets and the ISC Dealer Contracts free and clear of any Adverse Claims.

SECTION 5.3    Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to the SPEs, the Collateral Agent, each Administrative Agent and each Purchaser Agent each of the following, unless the Collateral Agent, each Administrative Agent and the Required Purchasers otherwise consent in writing:

(a)    Financial Statements. (i) Quarterly Financial Statements. Within 45 days after the close of each of the first three fiscal quarters of each fiscal year of Sprint Corporation, Sprint Corporation’s Form 10-Q as filed with the SEC.

(ii)    Annual Financial Statements. Within 75 days after the end of each fiscal year of Sprint Corporation, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of Sprint Corporation and its Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for Sprint Corporation and its Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by Deloitte LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of Sprint Corporation and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)    Other Information.

(i)    promptly after the same become publicly available, copies of all proxy statements, financial statements and regular or special reports which Sprint Corporation files with the SEC or with any national securities exchange or distributed generally to its shareholders, as the case may be;

(ii)    promptly following a request therefor, any documentation or other information (including with respect to any Originator, any Seller or Sprint Corporation) that any SPE, the Collateral Agent, any Administrative Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the USA PATRIOT Act; and

(iii)    from time to time such further information regarding the business, affairs and financial condition of Sprint Spectrum, Sprint Corporation and Originators as any SPE, the Collateral Agent, or any Administrative Agent shall reasonably request, including, subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, information relating to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivables from the applicable ISC Dealer to the applicable Originator; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables.

Documents and information required to be delivered pursuant to this Section 5.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Sprint Corporation posts such documents, or provides a link thereto, on its website or another relevant website, if any, to which the applicable party has access (whether a commercial, third-party website or whether sponsored by such party). Notwithstanding anything contained herein, in every instance Sprint Spectrum shall be required to provide documents, information, and certificates required by or requested pursuant to Sections 5.3(b)(ii) and 5.3(b)(iii) to the Collateral Agent and each Administrative Agent.

(c)    ERISA. Written notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Sprint Corporation, Sprint Spectrum, the Servicer, any Originator, or any of their respective ERISA Affiliates, in an aggregate amount exceeding $200,000,000.

(d)    Events of Termination, Etc. Notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Collection Control Event, Non-Reinvestment Event, Amdocs Performance Event or Amdocs Event not later than two (2) Business Days after such event occurs.

(e)    Litigation. As soon as possible, and in any event within two (2) Business Days of actual knowledge of any Responsible Officer thereof, notice of any material litigation, investigation or proceeding initiated against any SPE which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Credit and Collection Policy. At least thirty (30) days prior to (i) the effectiveness of any material change in or material amendment to such Originator’s Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Receivables or decrease the credit quality of any newly created Receivables (in each case, taken as a whole), requesting the Collateral Agent’s, each Administrative Agent’s and each Purchaser Agent’s consent thereto.

(g)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of such Originator as any SPE, the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time reasonably request relating to the SPEs, the transactions contemplated hereby, the Receivables, the Related Assets and Lease Devices in order to protect the interests of the SPEs, the Collateral Agent, the applicable Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement, any other Transaction Document, or, subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, any ISC Dealer Agreement or to comply with any Law or any regulatory authority, including information relating to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or the applicable Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables..

SECTION 5.4    Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not:

(a)    Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein and in the other Transaction Documents, sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim other than (x) any Permitted Adverse Claim, (y) any Adverse Claim arising under any Transaction Document, and (z) any Adverse Claim arising solely as the result of any action taken by any Purchaser (or any assignee thereof), any Purchaser Agent, the Collateral Agent or by any Administrative Agent upon or with respect to (A) any Receivable, Related Asset, Lease Device or any interest therein, (B) any Lock‑Box Account to which any Collections of any of the foregoing are sent, (C) any right to receive income or proceeds (other than the purchase price paid to such Originator hereunder or any proceeds of Collections remitted to such Originator hereunder to the extent such Originator owes no other amounts hereunder) from or in respect of any of the foregoing or (D) prior to the Final Payout Date, its equity interest (if any) in its Related SPE; provided however, that (i) rights of customers under Lease Contracts to use Lease Devices shall not constitute an Adverse Claim, and (ii) subject to the consent of each Administrative Agent and the Collateral Agent, each Originator may pledge its right, title and interest in and to the Preferred Membership Interest issued to it by the Related SPE.

(b)    Extension or Amendment of Receivables. Except as permitted by the Servicer pursuant to Section 8.2(b) of the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Receivable originated by such Originator or amend, modify or waive any term or condition of any related Contract (including without limitation, in respect of any ISC Contract, the Designated Installment Payment Term or the terms of the ISC Upgrade Program and including, in respect of any Lease Contract, the Designated Lease Payment Term or terms of the Lease Upgrade Program), in each case unless on or prior to any such extension, amendment or modification, a corresponding Deemed Collection payment in respect of the related Receivable is made in connection therewith. Make or consent to any change in the ISC Upgrade Program or the Lease Upgrade Program if such proposed change or amendment could reasonably be expected to result in a Material Adverse Effect or permit an Obligor to elect to have a right to trade in its qualifying wireless communication device in satisfaction of such ISC Receivable or such Lease Receivable after the date that such Obligor entered into an ISC Contract or a Lease Contract, in each case without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent, unless a corresponding Deemed Collection payment in respect of the related ISC Receivable or the related Lease Receivable has been made in connection therewith. Without limiting the foregoing (but acknowledging that, having relinquished all rights and obligations under the Lease Contracts, no Originator (other than Sprint Spectrum in its capacity as Servicer) has the right to do so) and notwithstanding any right it may have to do so under the terms of any Lease Contract, no Originator or SPE shall discontinue (or permit to be discontinued) the leasing program under which the Lease Receivables were originated if doing so would result in the forgiveness of the remaining payments due under any Lease Contract.

(c)    Change in Credit and Collection Policy or Business. (i) Make or consent to any change in the Credit and Collection Policies if such proposed change or amendment could be reasonably be expected to adversely affect the value, validity, collectability or enforceability of, the Receivables or decrease the credit quality of any newly created Receivables (in each case, taken as a whole) or (ii) make a change in the character of its business that would have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in either case, without the prior written consent of its Related SPE, the Collateral Agent, each Administrative Agent and each Purchaser Agent. Without limiting the foregoing, it shall not make any change to the Lease Upgrade Program that would eliminate or impair any third party beneficiary rights of an assignee, including the right of such assignee to enforce any Originator’s or Sprint Party’s payment obligation under any Lease Upgrade Program, affect the application of Obligor payments upon a Lease Upgrade Election or impair the ability of it or its Affiliates to terminate the Lease Upgrade Program. No Originator shall directly or indirectly amend, supplement or modify the Key Lease Upgrade Provisions, in each case, without the prior written consent of each Administrative Agent.

(d)    Change in Lock-Boxes. (i) Add any bank or lock-box account not listed on Schedule 6.1(m) of the Receivables Purchase Agreement as a Lock-Box Bank or Lock-Box Account unless the Collateral Agent and each Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of the Collateral Agent and each Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank will, upon termination of such Lock-Box Bank and at all times thereafter, be deposited in a Lock-Box Account with another Lock-Box Bank covered by a Lock-Box Agreement and (iii) amend, supplement or otherwise modify any Lock-Box Agreement without the prior written consent of the Collateral Agent and each Administrative Agent.

(e)    Mergers, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (i) no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) if such Originator is not the surviving entity or if such Originator sells, leases or transfers all or substantially all of its property and assets, the surviving entity or the Person purchasing or being leased the assets is a Subsidiary of Sprint Corporation and agrees to be bound by the terms and provisions applicable to such Originator hereunder, (iii) no Change of Control shall result, (iv) Sprint Corporation reaffirms in a writing, in form and substance reasonably satisfactory to the Collateral Agent and each Administrative Agent, that its obligations under the Performance Support Agreement shall apply to the surviving entity, (v) the Servicer delivers to the Collateral Agent and each Administrative Agent notice thereof and an updated Annex 1 and an updated Annex 3 to this Agreement, in each case, on or prior to the date of such consolidation, merger, sale lease or transfer (and Annex 1 and Annex 3, as applicable, shall be deemed to be updated automatically upon the delivery of such annexes) and (vi) the Collateral Agent and each Administrative Agent receives such additional certifications and opinions of counsel as it shall reasonably request (including any updated Internal Revenue Service Form W-9 (or any successor form).

(f)    Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account (or related lock-box, if applicable) not covered by a Lock-Box Agreement (including any organizational or operational account of any Originator or any of its Affiliates) except in accordance with Section 5.5.

(g)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect its Related SPE’s or the Collateral Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless such Originator shall have given its Related SPE, the Collateral Agent and each Administrative Agent not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances.

(h)    Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Receivable, together with the Related Assets and, if applicable, the related Lease Device, not to be owned by it free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising under or as contemplated by any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof), any Purchaser Agent, the Collateral Agent or by any Administrative Agent); or take any action that could cause the Collateral Agent not to have a valid ownership free of any Adverse Claim or first priority perfected security interest in the Asset Portfolio and all products and proceeds of the foregoing, free and clear of any Adverse Claim (other than any Permitted Adverse Claim or Adverse Claim arising under any Transaction Document); or suffer the existence of any valid effective financing statement or other instrument similar in effect covering any Receivable, any Related Asset or Lease Device on file in any recording office except such as may or as required to be filed (i) in favor of any Originator or Seller in accordance with the Contracts or any Transaction Document, including the Third Amendment, or (ii) in favor of a Purchaser, the Collateral Agent or the applicable Administrative Agent in accordance with this Agreement or any Transaction Document or take any action that could cause the Collateral Agent not to have a valid first priority perfected security interest in each Lock-Box Account listed on Schedule 6.1(m) or for which the Collateral Agent and each Administrative Agent has been notified in accordance with Section 7.3(d) and all amounts or instruments on deposit or credited therein from time to time (other than Permitted Adverse Claims). No Originator shall encumber, pledge, assign or otherwise transfer, or create or suffer to create a Lien upon, or otherwise finance any other receivable or amount billed on, or otherwise reflected on, the same invoice as a Receivable.

SECTION 5.5    Collections Outside the Lockbox Accounts. Notwithstanding anything herein or in any other Transaction Document to the contrary, each Originator and the Servicer shall be permitted to instruct Obligors to cause Collections with respect to Pool Receivables to an account that is not a Lock-Box Account covered by a Lock-Box Agreement and deposit such Collections in an account that is not a Lock-Box Account covered by a Lock-Box Agreement; provided, that the aggregate Unpaid Balance of all Eligible Receivables that are Non Lock-Box Receivables does not exceed 8.00% of the aggregate Unpaid Balance of all Eligible Receivables at any time.

SECTION 5.6    Excluded Originator. The Servicer may designate any Originator as an “Excluded Originator” following any Unmatured Event of Termination or Event of Termination, but not later than the third Business Day following any Event of Termination, that has occurred and results solely from an event or circumstance affecting such Originator by written notice to the Collateral Agent and each Administrative Agent, specifying the effective date of such designation (the “Exclusion Effective Date” for such Excluded Originator) if all of the following conditions are then satisfied:

(a)    such Unmatured Event of Termination or Event of Termination, as the case may be, would not have occurred if such Originator had not been a party to this Agreement as an Originator at the time it occurred;

(b)    no other Unmatured Event or Termination, Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or would occur as a result of such designation;

(c)    (i) the Servicer shall have prepared and forwarded to the Collateral Agent and each Administrative Agent a pro forma Information Package for the immediately preceding Reporting Date, which pro forma Information Package shall be prepared excluding the Receivables relating to such Originator from the Pool Receivables relating to each Receivable Pool and the Net Portfolio Balance relating to each Receivable Pool for all purposes, and (ii) such pro forma Information Package does not report any Unmatured Event of Termination, Event of Termination, Collection Control Event or Non-Reinvestment Event on a pro forma basis (giving effect to any reduction of the Purchaser Group Investments to occur concurrently with such designation);

(d)    the aggregate Unpaid Balance of Receivables relating to each Receivable Pool originated by such Originator (or assigned or transferred to such Originator by an ISC Dealer with respect to any ISC Dealer Receivable) reflected in the most recently delivered Information Package, (i) when added to the aggregate Unpaid Balance of Receivables that were excluded from the Net Portfolio Balance in respect of all Receivable Pools by the designation of any other Excluded Originators pursuant to this Section 5.6 during the 12 most recently completed calendar months (measured at the time of their respective Exclusion Effective Dates), is less than 1.00% of the average monthly aggregate Unpaid Balance of the Pool Receivables in respect of all Receivable Pools during the 12 most recently completed calendar months, and (ii) when added to the aggregate Unpaid Balance of Receivables that were excluded from the Net Portfolio Balance in respect of all Receivable Pools by the designation of any other Excluded

Originators pursuant to this Section 5.6 at any time (measured at the time of their respective Exclusion Effective Dates), is less than 3.00% of the average monthly aggregate Outstanding Balance of all Receivables during the 12 most recently completed calendar months ; and

(e)    on its Exclusion Effective Date, (x) such Excluded Originator ceases to hold any membership or other equity interest in any SPE and no Change of Control would result therefrom (provided that any such change in ownership in an SPE shall not be deemed to be a Change of Control), (y) any debts or amounts owing by the SPEs to such Excluded Originator under this Agreement and otherwise have been paid in full and (z) such Excluded Originator has ceased to be a party to this Agreement in accordance with the terms hereof.

Any pro forma Information Package provided pursuant to this Agreement or Section 13.18 of the Receivables Purchase Agreement shall be subject to the representations, warranties and indemnifications contained herein and the other Transaction Documents on the same basis as any other Information Package. The representations, covenants and provisions of this Agreement and the other Transaction Documents applicable to an Originator shall no longer be applicable to an Excluded Originator after the Exclusion Effective Date for such Excluded Originator. The parties hereto shall work together in good faith to effectuate any actions as may be appropriate in connection with the designation of an Originator as an Excluded Originator. For the avoidance of doubt, any Receivables originated by an Excluded Originator prior to its related Exclusion Effective Date shall continue to be owned by the applicable SPEs and constitute Pool Receivables for all purposes, in each case, after such Exclusion Effective Date.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1    Voluntary Termination. The sale or contribution by any Originator of Receivables, Related Assets and Lease Devices pursuant to this Agreement may be terminated by any party hereto, upon reasonable notice to the other parties hereto, at any time when the Purchasers’ Total Investment is equal to zero.

SECTION 6.2    Automatic Termination. The sale or contribution by any Originator, as applicable, of Receivables, Related Assets and Lease Devices pursuant to this Agreement shall automatically terminate if an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or its Related SPE.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1    Each Originator’s Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, each Originator severally but not jointly, hereby agrees to indemnify and hold harmless SPEs, SPEs’ Affiliates and all of their respective successors, transferees, participants and assigns, all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements but excluding Taxes (except to the extent provided in clauses (viii) and (ix) below, and provided that no Originator Indemnified Party shall recover more than once for any Tax imposed from any indemnitor under the Transaction Documents) (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) awarded against or incurred by any of them arising out of the ownership, maintenance or purchasing of the Receivables or in respect of or related to any Receivable, Related Assets or Lease Devices, or arising out of or relating to or resulting from the actions or inactions of the Originators, ISC Dealers, or any Affiliate of any of them; provided, however, notwithstanding anything to the contrary in this Article VII, Originator Indemnified Amounts shall be excluded solely to the extent (x) resulting from the gross negligence or willful misconduct on the part of such Originator Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction, (y) resulting from a claim brought by any Originator against an Originator Indemnified Party for breach of such Originator Indemnified Party’s obligations under any Transaction Document as determined by a final non-appealable judgment by a court of competent jurisdiction or (z) they constitute recourse with respect to a Pool Receivable, the Related Assets or Lease Devices by reason of bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, each Originator shall indemnify, subject to the limits set forth in this Section 7.1, and hold harmless each Originator Indemnified Party for any and all Originator Indemnified Amounts arising out of, relating to or resulting from:

(i)    the transfer by any Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable, Related Assets and Lease Devices to any SPE pursuant to this Agreement and the grant of a security interest to any SPE pursuant to this Agreement or the assignment or transfer by any ISC Dealer of any ISC Dealer Contract, any ISC Dealer Receivable, or the Related Assets to such Originator;

(ii)    any representation or warranty made by any Originator or any ISC Dealer under or in connection with any Transaction Document or any ISC Dealer Agreement, any Information Package or any other information or report delivered by or on behalf of any Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;

(iii)    the failure of any Originator or any ISC Dealer to comply with the terms of any Transaction Document, any ISC Dealer Agreement or any applicable Law (including with respect to any Receivable, the Related Assets or Lease Devices), or the nonconformity of any Receivable, Related Assets or Lease Devices with any such Law;

(iv)    the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Assets and Lease Devices) transferred, or purported to be transferred, to any SPE pursuant to this

Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v)    the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Receivable assigned or transferred, or purported to be assigned or transferred, to such Originator by an ISC Dealer, or transferred by any Originator, or purported to be transferred by any Originator, to any SPE pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;

(vi)    any suit or claim related to the Receivables assigned or transferred, or purported to be assigned or transferred, to such Originator by an ISC Dealer, or transferred, or purported to be transferred, to any SPE pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable);

(vii)    failure by any Originator to comply with the “bulk sales” or analogous Laws of any jurisdiction;

(viii)    any Taxes (other than Excluded Taxes) imposed upon any Originator Indemnified Party or upon or with respect to the Receivables transferred, or purported to be transferred, to any SPE pursuant to this Agreement and all reasonable costs and expenses related thereto or arising therefrom, which such Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of such Receivables (or of any interest therein), Related Assets or Lease Devices or any goods which secure any such Receivables, Related Asset or Lease Devices;

(ix)    any loss arising, directly or indirectly, as a result of the imposition of sales or analogous Taxes or the failure by any Originator or the Servicer to timely collect and remit to the appropriate authority any such Taxes (to the extent not duplicative of clause (viii) above);

(x)    any commingling by any Originator or the Servicer of any funds relating to the Receivables with any of its own funds or the funds of any other Person;

(xi)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(i)    the failure by any Originator or any SPE to comply with any applicable Law related to the Lease Upgrade Program, or the nonconformity of the Lease Upgrade Program with any applicable Law or the failure by any Originator or SPE to satisfy any of its obligations with respect to the Lease Upgrade Program;

(xii)    the failure by any Originator or SPE to comply with the terms of the Lease Upgrade Program or any termination or rescission (or attempted termination or rescission) of the Lease Upgrade Program; or

(xiii)    any inability of any Originator, any ISC Dealer, or any SPE to assign any Receivable, other Related Asset or Lease Devices as contemplated under the Transaction Documents and the ISC Dealer Agreements; or the violation or breach by any Originator or ISC Dealer of any confidentiality provision, or of any similar covenant of non‑disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach.

SECTION 7.2.    Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1    Amendments, etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by the SPEs, the Collateral Agent, the Administrative Agents, the Required Purchasers and (if an amendment) the Originators, and if such amendment or waiver affects the obligations of Sprint Corporation, Sprint Corporation consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Each Originator may not amend or otherwise modify any other Transaction Document or ISC Dealer Agreement (with respect to the ISC Dealer Agreements, insofar as relevant to the assignment or transfer of, or payment for, the ISC Dealer Contracts or ISC Dealer Receivables), executed by it without the written consent of the SPEs, the Collateral Agent, the Administrative Agents and the Required Purchasers, and if such amendment or waiver affects the obligations of Sprint Corporation, Sprint Corporation consents in writing thereto.

SECTION 8.2    No Waiver; Remedies. No failure on the part of any SPE or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Each Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 9.2 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, each Purchaser, each Purchaser Agent, BTMU, individually and as the SCC Administrative Agent, Mizuho, individually and as Collateral Agent and ISC Administrative Agent, SMBCSI, individually and as the Lease Administrative Agent, each Liquidity Provider, each Affected Party, and any of their Affiliates (each a “Set-off Party”) are each hereby authorized at any time during the continuance of an Event of Termination, Collection Control Event or Non-Reinvestment Event (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived any deposits and any other indebtedness held or owing by such Set-off Party (including by any branches or agencies of such Set-off Party) to, or for the account of the parties hereto amounts owing by such party hereunder (even if contingent and unmatured).

SECTION 8.3    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, first class postage prepaid or by facsimile, to the intended party at the address, facsimile number or email address of such party set forth in Annex 2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when receipt is confirmed by telephone.

SECTION 8.4    Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. Each Originator acknowledges that SPEs’ rights under this Agreement may be assigned to Mizuho, BTMU, SMBCSI or another Purchaser or Purchaser Agent under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by Mizuho, BTMU, SMBCSI or another Purchaser or Purchaser Agent to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that each of Mizuho, BTMU and SMBCSI, each individually and as agent, a Committed Purchaser, a Conduit Purchaser and the other Affected Parties and each of their respective successors and assigns are express third party beneficiaries of this Agreement.

SECTION 8.5    Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or any SPE pursuant to Section 3.2, Article IV the indemnification provisions of Article VII, the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.6    Costs and Expenses. In addition to its obligations under Article VII, each Originator agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by SPEs and any other Originator Indemnified Party in connection with:

(a)    the negotiation, preparation, execution and delivery of this Agreement and any amendment of or consent or waiver under this Agreement (whether or not consummated), or the enforcement of, or any actual or reasonably claimed breach of, this Agreement or any ISC Dealer Agreement, including reasonable and documented accountants’, auditors’, consultants’ and attorneys’ fees and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement or any ISC Dealer Agreement in connection with any of the foregoing; and

(b)    the administration (including periodic auditing as provided for herein) of this Agreement and the transactions contemplated thereby, including all reasonable and documented expenses and accountants’, consultants’ and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the transactions contemplated thereby.

SECTION 8.7    Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 8.8    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF SPES IN THE RECEIVABLES, RELATED ASSETS OR LEASE DEVICES IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9    Waiver of Jury Trial. EACH ORIGINATOR AND EACH SPE HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10    Consent to Jurisdiction; Waiver of Immunities. EACH ORIGINATOR AND EACH SPE HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11    Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.8 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12    No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against any SPE, or join any other Person in instituting against any SPE, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after no investment, loan or commitment is outstanding under the Receivables Purchase Agreement. In addition, all amounts payable by any SPE to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after each SPE has satisfied all obligations then due and owing under the Receivables Purchase Agreement).

SECTION 8.13    No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of any SPE contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of any SPE.

SECTION 8.14    Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of each Originator’s right, title and interest in and to the Receivables, the Related Assets, the Lease Devices and all the proceeds of all of the foregoing to SPEs pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. It is the intention of the parties to this Agreement that the transfer or assignment of each ISC Dealer’s right, title and interest in and to any ISC Dealer Contracts, ISC Dealer Receivables, the Related Assets, and all the proceeds of all of the foregoing to the applicable Originator in accordance with the applicable ISC Dealer

Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. As a protective measure in the event that, notwithstanding the foregoing, the conveyance of the Receivables, the Related Assets or Lease Devices to SPEs is characterized by any third party as a loan or pledge, each Originator does hereby grant, to SPEs a security interest to secure such Originator’s obligations hereunder in all of such Originator’s now or hereafter existing right, title and interest in, to and under the Receivables and the Related Assets, the Lease Devices, the Lock-Box Accounts (to the extent of the Receivables, the Related Assets, the Lease Devices and the proceeds of the foregoing) and that this Agreement shall constitute a security agreement under applicable law.

SECTION 8.15    Severability.. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.16    Restatement; No Novation. Effective as of the Second Restatement Effective Date, the Amended and Restated Receivables Sale Agreement dated as of April 24, 2015 (the “Existing RSA”) among the parties to this Agreement is amended and restated as set forth in this Agreement. It is the intent of the parties hereto that this Agreement (i) shall re-evidence the obligations and other indebtedness under the Existing RSA, (ii) is entered into in substitution for, and not in payment of, the obligations and other indebtedness under the Existing RSA, and (iii) is in no way intended to constitute a novation of any of the obligations or other indebtedness which was evidenced by the Existing RSA.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SPRINT SPECTRUM L.P.
as Servicer

By:_________________________________
Name: Janet M. Duncan
Title: Treasurer

S-1
Second Amended and Restated
Receivables Sale Agreement

SPRINT SPECTRUM L.P.
SPRINTCOM, INC.
SPRINT TELEPHONY PCS, LLC, each as Originator

By: _________________________________________
Name: Janet M. Duncan
Title: Treasurer

S-2
Second Amended and Restated
Receivables Sale Agreement

SFE 1, LLC
SFE 2, LLC
SFE 3, LLC, each as a Buyer

By:_________________________________
Name: Janet M. Duncan
Title: Treasurer

Second Amended and Restated
Receivables Sale Agreement

ANNEX 1
UCC DETAILS SCHEDULE

Legal Name	Other Names	Jurisdiction of Organization / Entity Type
SprintCom, Inc.		Kansas corporation
Sprint Spectrum L.P.		Delaware limited partnership
Sprint Telephony PCS, LLC		Delaware limited liability company
SFE 1, LLC		Delaware limited liability company
SFE 2, LLC		Delaware limited liability company
SFE 3, LLC		Delaware limited liability company

Annex 1, Page 1

ANNEX 2
NOTICE INFORMATION
If to an Originator, to the following, as applicable:
c/o Sprint Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Treasury
Fax: (913) 523-9209
Email: Jennifer.Dale@sprint.com

If to an SPE, to the following, as applicable:

c/o Sprint Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Treasury
Fax: (913) 523-9209
Email: Jennifer.Dale@sprint.com

With a copy to the Collateral Agent and the Administrative Agents at their respective addresses set forth in the Receivables Purchase Agreement.

Annex 2, Page 1

ANNEX 3

RELATED ORIGINATORS AND RELATED SPES

Related Originator	Related SPE
SprintCom, Inc.	SFE 1, LLC
Sprint Spectrum L.P.	SFE 2, LLC
Sprint Telephony PCS, LLC	SFE 3, LLC

Annex 3, Page 1